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                                                                     EXHIBIT 5.4

                       [Letterhead of John K. Rosenberg]



                                                                    June 9, 1998



NKC, Inc.,
   818 Kansas Avenue,
      Topeka, Kansas 66612.


Ladies and Gentlemen:

      In connection with the registration under the Securities Act of 1933, as amended (the "Act"), 61,908,726 shares of common stock, without par value (the "Securities"), of NKC, Inc. (to be renamed Westar Energy, Inc., "Westar Energy"), a Kansas corporation and a wholly owned subsidiary of Western Resources, Inc., a Kansas corporation ("Western Resources"), I, as counsel to Westar Energy, have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion. The Securities are intended to be issued by Westar Energy in connection with the Amended and Restated Agreement and Plan of Merger, dated as of March 18, 1998 (the "Merger Agreement"), by and among Western Resources, Kansas Gas and Electric Company, a Kansas corporation and a wholly owned subsidiary of Western Resources ("KGE"), Westar Energy and Kansas City Power & Light Company, a Missouri corporation ("KCPL"), providing, among other things, for the mergers of KCPL and KGE with and into Westar Energy, in each case with Westar Energy as the surviving corporation (collectively, the "Mergers").

      Upon the basis of the aforementioned examination, I advise you that, in my opinion, when the Registration Statement on Form S-4 of Westar Energy relating to the Securities (the "Registration Statement") has become effective under the Act, any approvals required under state law shall have been obtained, the Mergers have become effective in accordance with the terms and conditions of the
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Merger Agreement, the certificates representing the Securities have been duly signed by Westar Energy and countersigned by the transfer agent and registrar of Westar Energy, and the Securities have been issued in accordance with the terms of the Merger Agreement and delivered as contemplated by the Joint Proxy Statement/Prospectus which is included in the Registration Statement (the "Joint Proxy Statement/Prospectus"), the Securities will be validly issued, fully paid and nonassessable.

      The foregoing opinion is limited to the Federal laws (other than Federal securities laws) of the United States and the laws of the State of Kansas, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

      Also, with your approval, I have relied as to certain matters on information obtained from public officials, officers of Westar Energy and other sources believed by me to be responsible, and I have assumed that the signatures on all documents examined by me are genuine, which assumption I have not independently verified.

      I hereby consent to the filing of this opinion as to an exhibit to the Registration Statement and to the reference to me under the heading "Validity of Western Resources Common Stock and Westar Energy Common Stock" in the Joint Proxy Statement/Prospectus. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

                                 Very truly yours,


                                 /s/ John K. Rosenberg